   As Filed with the Securities and Exchange Commission on February 28, 1997
                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  SYBASE, INC.
               (Exact name of issuer as specified in its charter)

               DELAWARE                                          94-2951005
               --------                                          ----------
       (State of incorporation)                               (I.R.S. Employer
                                                             Identification No.)

                              6475 Christie Avenue
                          Emeryville, California 94608
                                 (510) 922-3500
                    (Address of principal executive offices)

                               MITCHELL L. GAYNOR
                       Vice President and General Counsel
                                  SYBASE, INC.
               6475 Christie Avenue, Emeryville, California 94608
                                 (510) 922-3500
           (Name, address and telephone number of agent for service)
                                 --------------
                                    Copy to:
                               AARON ALTER, ESQ.
                        Wilson Sonsini Goodrich_& Rosati
                            Professional Corporation
                650 Page Mill Road, Palo Alto, California 94304
                                 --------------
Approximate date of commencement of proposed sale to the public under this Registration Statement: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] ___________________

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________
_______________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
            Title of                                    Proposed Maximum        Proposed Maximum       Amount of
         Securities to              Amount to be        Offering Price Per          Aggregate         Registration
         be Registered               Registered             Share (1)           Offering Price (1)         Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      750,000 Shares             $16.00               $12,000,000           $3,637
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculation of the registration fee based on the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on February 26, 1997.

The Registrant hereby amends this Registration Statement on such date o dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 750,000 SHARES


                                  SYBASE, INC.


                                  COMMON STOCK
                               ($.001 PAR VALUE)



         This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock (the "Common Stock") of Sybase, Inc. (together with its consolidated subsidiaries, "Sybase" or the "Company") offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders") who received such shares in exchange for their Common Stock of Purchase Net, Inc. ("PNET") upon the merger of PNET with Sybase on February 21, 1997. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. It is anticipated that the Selling Stockholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement (the "Registration Statement") of which this Prospectus is a part.


         The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On February 27, 1997, the closing price of the Company's Common Stock, as reported in The Wall Street Journal, was $16.125 (Nasdaq Symbol: SYBS).

         SEE "RISK FACTORS"BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is March 21, 1997.

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to: Investor Relations, Sybase, Inc., 6475 Christie Avenue, Emeryville, California 94608. The Company's telephone number at that location is (510) 922-3500.

                             AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450_Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite_1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information regarding the Company may also be obtained by calling the National Association of Securities Dealers, Issuer Services at (202) 496-2500. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company has been or will be disclosed in the proxy statements to be distributed to stockholders of the Company and filed with the Commission.

         THE COMPANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3, including amendments thereto, under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION                                           2

ADDITIONAL INFORMATION                                          2

RISK FACTORS                                                    4

THE COMPANY                                                     8

SELLING STOCKHOLDERS                                            8

PLAN OF DISTRIBUTION                                            8

INFORMATION INCORPORATED BY REFERENCE                           9

INTERESTS OF NAMED EXPERTS AND COUNSEL                          9

                                  RISK FACTORS

         In addition to reviewing the Company's Annual Report on Form_10-K for the year ended December_31, 1995, the other documents incorporated herein by reference and the other information in this prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

         Inherent Risk of Investing in Equity Securities. The Company's future operating results may vary substantially from period to period. The price of the Company's Common Stock will fluctuate in the future; and an investment in the Company's Common Stock is subject to a variety of risks, including but not limited to the specific risks identified below. The results of operations for any period are not necessarily indicative of results for the entire fiscal year or any other future period. Expectations, forecasts and projections by the Company or others are by nature forward-looking statements and future results can not be guaranteed. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Inevitably some investors in the Company's securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this Prospectus.

         Fluctuations in Quarterly Results.        The Company's future
operating results may vary substantially from period to period. The timing and amount of the Company's license fee revenues are subject to a number of factors that make estimation of revenues and operating results prior to the end of a quarter extremely uncertain. The Company has operated historically with little or no backlog and, as a result, license fees in any quarter are dependent on orders booked and shipped in that quarter. Sybase has experienced a seasonal pattern of license fee decline between the fourth quarter and the succeeding first quarter contributing to lower total revenues and operating earnings in the first quarter compared to the prior fourth quarter. Sybase currently anticipates that revenues and earnings in the first quarter of 1997 will be lower than in the fourth quarter of 1996. In addition, the timing of closing of large license agreements increases the risk of quarter-to- quarter fluctuations and the uncertainty of estimating quarterly operating results. The Company has experienced a pattern of recording 50_percent to 70_percent of its quarterly revenues in the third month of the quarter, with a concentration of such revenues in the last week or two weeks of that third month. The Company's operating expenses are based on projected annual and quarterly revenue levels and are incurred approximately ratably throughout each quarter. As a result, if projected revenues are not realized in the expected period, the Company's operating results for that period would be adversely affected and could result in an operating loss, as occurred in the first and second quarters of 1996. Failure to achieve revenue, earnings, and other operating and financial results as forecast or anticipated by brokerage firm and industry analysts has in the past resulted, and could in the future result, in an immediate and adverse effect on the market price of the Company's common stock. The Company's rate of year-over-year growth slowed significantly in the preceding six quarters compared to the year earlier periods. The Company may not achieve in the future the relatively high rates of growth experienced by the Company in 1991 through 1994 or the rates of growth projected for the software markets in which Sybase competes.

         Volatility of the Company's Stock Price. The market for the Company's stock is highly volatile. The trading price of the Company's common stock fluctuated widely in 1995 and 1996 and may in the future continue to be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations, new products, or customer contracts won by the Company or its competitors, changes in prices of the Company's or its competitors' products and services, changes in product mix, changes in the Company's revenue and revenue growth rates for the Company as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings or earnings estimates made by brokerage firms and industry analysts relating to the market in which the Company does business, the Company's competitors, or the Company or its products specifically, have resulted, and could in the future result, in an immediate and adverse effect on the market price of the Company's Common Stock. In particular, due to a variety of factors, the Company's stock price declined significantly during the third quarter of 1994, the second quarter of 1995 and the first quarter of 1996. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many high-technology companies and which often have been unrelated to the operating performance of these companies.

         Competition. The market for the Company's software products and services is extremely competitive and characterized by dynamic customer demands, rapid technological and marketplace changes, and frequent product enhancements and new product introductions. The Company competes with a number of companies, including Oracle Corporation, Informix Corporation, Microsoft Corporation, IBM Corporation, and Computer Associates, Inc. Many of the Company's competitors and potential competitors have significantly greater financial, technical, sales and marketing resources and a larger installed base than the Company. Each of Informix, IBM, Microsoft and Oracle has announced the development of enhanced versions of their principal database products that are intended to improve the performance or expand the capabilities of their existing products. New or enhanced products introduced by existing or future competitors could increase the competition faced by the Company's products, and result in greater price pressure on certain of the Company's database products, especially to the extent that market acceptance for personal computer oriented technologies increases. A failure by the Company to compete successfully with its existing competitors or with new competitors could have a material adverse effect on the Company's business and results of operations and on the market price of the Company's Common Stock.

         Existing and future competition or changes by the Company in its product offerings or product pricing structure could result in an immediate reduction in the prices of the Company's products. The Company introduced changes in its pricing and licensing structure in the first quarter of 1996 that increased the prices for certain products or configurations, and reduced the prices for other products and configurations. The Company will introduce price and licensing changes from time to time in the future. If recently implemented or future changes in the Company's products, pricing structure or existing or future competition, for example from Microsoft, were to result in significant revenue declines, the Company's business and financial results would be adversely affected.

         Technological Change and New Products. The market for the Company's products and services is characterized by dynamic customer demands, rapid technological change and frequent new product introductions. The Company's future results will depend in part on its ability to enhance its existing products and to introduce new products, on a timely and cost-effective basis, that meet dynamic customer requirements. Customer requirements for products can rapidly change as a result of innovations or changes within the computer hardware and software industries. For example, the widespread use of the Internet is rapidly giving rise to new customer requirements as well as new methods and practices of selling, marketing and distributing products and services. Sybase's future results will depend in part on its success in developing new products, making generally available products that have been previously announced, enhancing its existing products and adapting its existing products to changing customer requirements, and ultimately and, ultimately, on the market acceptance received by such new or enhanced products. The Company has announced the development and anticipated availability dates of several products. For example, a rapid application development tool for Java development. The Company currently plans to commence commercial shipment of this product in 1997. The Company has experienced delays in introducing some new products in the past. For example, the commercial shipment of Sybase IQ which became commercially available in February 1996 was previously planned for the second half of 1995. Unanticipated delays in product availability schedules could result from various factors including development or testing difficulties, feature changes, software errors, shortages in appropriately skilled software engineers and project management problems. Delays in the scheduled availability of these or other products, a lack of or decrease in market acceptance of new or enhanced products, particularly SQL Server 11 which became commercially available in December 1995 and PowerBuilder 5.0 which became commercially available in June 1996, or the Company's failure to accurately anticipate customer demand or meet customer performance requirements or to anticipate competitive products and developments could have a material adverse effect on the Company's business and financial results. New products or new versions of existing products may, despite testing, contain undetected errors or bugs that will delay the introduction or adversely affect commercial acceptance of such products or give rise to warranty or other customer claims, which could, in turn, adversely affect the Company's financial results.

         Reorganization and Restructuring. The Company from time to time may reorganize various organizations within the corporation. Commencing in late 1995 and continuing throughout 1996 the Company implemented a variety of changes to the sales organization, including a new sales model, changes to sales compensation programs and an increased focus on sales through indirect channels. Although such changes are intended to enhance overall revenues, such changes could, in the short-run, materially and adversely affect the sales process and revenues. For example, the Company believes that these changes may have contributed in part to the lower than expected revenues in the first two quarters of 1996. In the second quarter of 1996, the Company announced several other management and organizational changes, including changes in the senior management of the sales and marketing organizations. In the third quarter of 1996, Mitchell Kertzman succeeded Mark Hoffman as the Company's President and Chief Executive Officer, with Mr. Hoffman continuing as the Company's Chairman of the Board. Also in the third quarter of 1996, Jack Acosta became the Company's Chief Financial Officer and David Litwack became Executive Vice President of Products. The Company may make other management and organization changes in the future. Organizational and management changes are intended to enhance productivity and competitiveness. However, such changes may not produce the desired results, and could materially adversely affect productivity, expenses and revenues. During the third quarter of 1996 the Company incurred a restructuring charge of approximately $49.2 million. The Company will continue to evaluate its business, products and results of operations and, accordingly, the Company may incur restructuring charges sometime in the future.

         Interoperability and Compatability. Sybase's results will also depend increasingly on the ability of its products to interoperate and perform well with existing and future leading, industry-standard application software products intended to be used in connection with relational database management systems. Failure to meet existing or future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner has in the past and could in the future adversely affect the market for Sybase's products. Certain leading applications will not be interoperable with Sybase relational database management systems ("RDBMSs") until certain features are added to the Company's RDBMS and others may never be available on Sybase's RDBMS. In addition, the Company's application development tools, database design tools and certain connectivity products are designed for use with RDBMSs offered by the Company's competitors. Vendors of non-Sybase RDBMSs and related products may become less willing in the future to provide the Company with access to products, technical information and marketing and sales support. If existing and potential customers of the Company who use non-Sybase RDBMSs refrain from purchasing such products due to concerns that over time the development, quality, and support of products for non-Sybase RDBMSs will diminish, the Company's business, results of operations and financial condition could be materially and adversely affected.

         Customer Perception and Commercial Acceptance. Commercial acceptance of the Company's products and services could be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts, and industry periodicals concerning the Company, its products, business, or competitors, or by the advertising or marketing efforts of competitors or other factors that could affect customer perception, such as the criticism of the scalability of the Company's SQL Server 10 database product experienced in 1995. In addition, customer perception of Sybase and its products could be adversely affected by financial results reported for the 1995 and 1996 fiscal years and by press reports related thereto.

         International Operations. Approximately 32%, 38% and 39% of the Company's total revenues for years ended December 31, 1994, 1995 and 1996, respectively, were from international operations. Several of the Company's international subsidiaries have been only recently acquired or formed. In addition there have been several management and organizational changes within the international operations. International revenues, in absolute dollars and as a percentage of total revenues, may fluctuate in part due to the rapid growth and, in some cases, the relative immaturity of international organizations. If international revenues decrease, and sales from North American operations are insufficient to compensate for such decrease, the Company's total revenues will decrease, thereby adversely affecting net income. The Company's operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, political instability in emerging markets and difficulties in staffing and managing foreign operations, as well as by other risks associated with international activities.

         Integration of Acquired Companies. In 1994 and 1995 the Company acquired Powersoft Corporation ("Powersoft") and several other companies. In February 1996, the Company merged with Visual Components, Inc. In February 1997, the Company acquired PNET. The Company may acquire other distributors, companies, products, or technologies in the future. The achievement of the desired benefits of these and future acquisitions will depend in part upon whether the integration of the acquired businesses is achieved in an efficient and effective manner. The successful combination of businesses will require, among other things, integration of the companies' related product offerings and coordination of their sales, marketing and research and development efforts. The difficulties of such coordination may be increased by the geographic distance between separate organizations. The Company may be unable to integrate effectively these or future acquired businesses, and may not obtain the anticipated or desired benefits of such acquisitions. Such acquisitions may result in costs or liabilities that could adversely effect the Company's results of operations and financial condition. In addition, acquisitions or changes in business or market conditions may cause the Company to revise its plans, which could result in unplanned expenses or a loss of anticipated benefits from past investments.

         Key Personnel. The Company's ability to achieve its future revenues and earnings will depend in part on the ability of its officers and key personnel to manage growth, costs and expenses successfully through the implementation of appropriate management systems and controls. Failure to effectively implement or maintain such systems and controls could adversely affect the Company's business and results of operations. The success of the Company also depends in part on its ability to attract and retain qualified technical, managerial, sales and marketing personnel. The competition for such personnel is intense in the software industry, and Sybase believes, has increased substantially in recent years. In particular, there have been several changes in 1995, 1996 and 1997 to the Company's executive management team. Changes in management, the Company's recent financial performance and a reduction in the overall number of Sybase employees made in the third quarter of 1996 could cause an increase in the amount of employee turnover. The failure to effectively recruit, train and retain qualified personnel or high rates of employee turnover, particularly among engineering or sales staff, could adversely affect the Company's product development efforts, product sales and other aspects of the Company's operations and results. During 1996, the software industry generally, and Sybase specifically, experienced higher than historical rates of employee turnover.

         Limitations on Protection of Intellectual Property and Proprietary Rights. The Company relies on a combination of trade secret, copyright and trademark laws and contractual provisions to protect its proprietary rights in its software products. These protections may not be adequate in certain circumstances. Competitors may independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, copyright and trade secret protection for the Company's products may be unavailable or unreliable in certain foreign countries. As the number of software products in the industry and the number of software patents increase, the Company believes that software developers may become increasingly subject to infringement claims. Third parties have in the past asserted and may in the future assert that their patents or other proprietary rights are violated by
products offered or in development by the Company.   Any such claims, with or
without merit, can be time consuming and expensive to defend or settle, and could have an adverse effect on the Company's business and results of operations. While the Company believes that its products do not infringe other parties' patents and proprietary rights, it cannot be certain that its products are not doing so. Infringement of valid third party patents and proprietary rights could have an adverse effect on the Company's business and results of operations. With respect to an increasing number of products, the Company relies on "break the seal" licenses not signed by the licensee to protect its proprietary rights. "Break the seal" licenses may be unenforceable under the laws of certain jurisdictions.

         Order Processing and Shipping. Sybase currently enters most of its North American customer orders in its Burlington, Massachusetts operations center and ships all of its products in North America (other than its Powersoft(R) products) from its Emeryville, California distribution facility. Because of the pattern of recording a high percentage of quarterly revenues within the last week or two weeks of each quarter, the closure or inoperability of one or both of these facilities during such weeks due to natural calamity or due to a systems or power failure could have a material adverse effect on the Company's ability to record revenues for such quarter.

         Litigation. Following the Company's announcement on April 3, 1995 of its preliminary results for the first fiscal quarter ended March 31, 1995, several class action lawsuits were filed against the Company and certain of its officers in the U.S. District Court, Northern District of California. The complaints are similar to one another and allege violations of federal and state securities laws and request unspecified monetary damages. These actions have been consolidated, a consolidated amended class action complaint was served on August 7, 1995, and the parties are in pretrial discovery.
Management believes that the claims contained in the consolidated amended complaint are without merit and intends to defend against the claims vigorously. In the opinion of management, resolution of this litigation is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect the Company's future results of operations or cash flows in a particular period. The Company is also a party to various legal disputes and proceedings arising from the ordinary course of business activities. In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing, an unfavorable resolution of some or all of these matters could materially affect the Company's future results of operations or cash flows in a particular period.


         Effect of Antitakeover Provisions of Delaware Law; the Company's Charter Documents and Preferred Shares Rights Agreement. The Company is subject to the provisions of Section_203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. The Company's Board of Directors is divided into three classes, with each class standing for election once every three years. In addition, the Company's Board of Directors has authority to issue up to 8,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The Company also has a Preferred Shares Rights Agreement that provides for the issuance of rights which upon the occurrence of certain events would result in significant dilution to the Company's Common Stock held by a bidder for the Company. These and other provisions of Delaware Law applicable to the Company and the Company's charter documents may have the effect of delaying, deterring, or preventing changes in control or management of the Company. As a result, the Rights may discourage potential acquirors who might desire to acquire the Company without the consent of the Board of Directors. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights.

                                  THE COMPANY

         Sybase, Inc. was incorporated in California in 1984 and became a Delaware corporation in July 1991. The Company's principal executive offices are located at 6475 Christie Avenue, Emeryville, California 94608 and its telephone number at that address is (510)_922-3500. The Common Stock of the Company is traded on the Nasdaq National Market and is quoted under the symbol SYBS.

                              SELLING STOCKHOLDERS

         The following table shows (i) the name of each Selling Stockholder and his or her position with the Company, (ii) the number of shares of Common Stock beneficially owned prior to the Offering, (iii) the number of shares of Common Stock to be sold by him or it pursuant to this Prospectus and (iv) the number of shares beneficially owned after the Offering.

                              Shares                              Shares
                           Beneficially      Shares to be      Beneficially
                          Owned Prior to     Sold in the        Owned After
  Name and Position          Offering         Offering(1)      the Offering
----------------------    --------------     ------------      ------------
Jon Smirl, Consultant         675,000           675,000             0
Tyler Brooks, Employee         75,000            75,000             0

------------
(1) The Shares to be Sold in the Offering are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholders that they and any person receiving shares from the Selling Stockholders in the form of a bona fide gift or distribution to a limited partner of a Selling Stockholder (a "Donee") intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders and any Donee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. The Selling Stockholders or any Donee may also pledge the shares registered hereunder to a broker or dealer and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus. In connection with any sales, the Selling Stockholders, any Donee and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and any Donee (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders and any Donee. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders and any Donee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders and any Donee. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         The Company has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act, may apply to their sales in the market, has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders or any Donee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that any of the Selling Stockholders or any Donee will sell any or all of the shares of Common Stock offered by them hereunder.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference in this
Prospectus:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act.

(2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1996 filed pursuant to
         Section 13 of the Exchange Act.

(3)      The description of the Company's Common Stock contained in the
         Company's Form 8-A    (File No. 0-19395), as amended, as declared
         effective by the Commission on August 13, 1991.

(4) The description of the Company's Preferred Share Purchase Plan and Series A Participating Preferred Stock filed as Exhibits 1, 2 and 3 to the Company's Form 8-A/A filed with the Commission on November 14, 1996.

         All documents filed by the Company pursuant to Section_13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
Investor Relations, Sybase, Inc., 6475 Christie Avenue, Emeryville, California 94608; telephone number (510) 922-3500.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Counsel for the Company, Wilson Sonsini Goodrich_& Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby will, upon issuance, be duly and validly issued, fully paid and non-assessable. Certain members of Wilson Sonsini Goodrich & Rosati, P.C., beneficially own approximately 8,400 shares of the Company's Common Stock.

                                  SYBASE, INC.

                       REGISTRATION STATEMENT ON FORM S-3
                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item Number
-----------

  Item 14     Other Expenses of Issuance and Distribution.
              -------------------------------------------

              Registration fee--Securities and
                Exchange Commission                                $ 3,637
              NASD fees                                            $15,000
              Accounting fees                                      $ 4,000
              Legal fees                                           $ 2,500
              Miscellaneous                                        $   863
                                                                   -------
                Total                                              $26,000

  Item 15     Indemnification of Directors and Officers.
              -----------------------------------------

    The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors and enable the Company to broaden the indemnification provided to its directors and officers. As permitted by the Delaware General Corporation Law, directors will not be liable for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability of a director to the Company or its shareholders for (i)_breaches of the director's duty of loyalty,
(ii)_acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii)_the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv)_transactions in which the director received an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the maximum extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Indemnification Agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

    The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws. The Company is not aware of any material threatened or ongoing litigation or proceeding which may result in a claim for such indemnification.

  Item 16     Exhibits.
              --------

              Exhibit
              Number
              --------
               5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
               23.1     Consent of Ernst & Young LLP, Independent Auditors
               23.2     Consent of Independent Accountants
               23.3     Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)

    Item 17              Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section_13(a) or Section_15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant also undertakes to include any material information with respect to the plan of distribution net previously disclosed in this registration statement or any material change to such information in the registration statement and to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 27, 1997.

                                             SYBASE, INC.


                                             By: /s/ MITCHELL E. KERTZMAN
                                             -----------------------------------
                                             Mitchell E. Kertzman, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

           KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell E. Kertzman, Jack L. Acosta and Laurie B. Keating, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                     Date
---------                                  -----                                     ----
/s/  MITCHELL E. KERTZMAN                  President, Chief Executive Officer        February 27, 1997
-------------------------                  (Principal Executive Officer) and
(Mitchell E. Kertzman)                     Director


/s/  ROBERT S. EPSTEIN                     Executive Vice President and              February 27, 1997
-------------------------                  Director
(Robert S. Epstein)


/s/ JACK L. ACOSTA                         Senior Vice President, Finance and        February 27, 1997
-------------------------                  Chief Financial Officer (Principal
(Jack L. Acosta)                           Financial Officer)


/s/ PETER F. PERVERE                       Vice President and                        February 27, 1997
-------------------------                  Corporate Controller
(Peter F. Pervere)                         (Principal Accounting Officer)


/s/ MARK B. HOFFMAN                        Chairman of the Board                     February 27, 1997
-------------------------
(Mark B. Hoffman)

/s/ RICHARD C. ALBERDING                   Director                                  February 27, 1997
-------------------------
(Richard C. Alberding)


/s/ L. WILLIAM KRAUSE                      Director                                  February 27, 1997
-------------------------
(L. William Krause)

/s/ DAVID E. LIDDLE                        Director                                  February 27, 1997
-------------------------
(David E. Liddle)


/s/ ALAN B. SALISBURY                      Director                                  February 27, 1997
-------------------------
(Alan B. Salisbury)


/s/ ROBERT P. WAYMAN                       Director                                  February 27, 1997
-------------------------
(Robert P. Wayman)


/s/ JEFFREY T. WEBBER                      Director                                  February 27, 1997
-------------------------
(Jeffrey T. Webber)

                               INDEX TO EXHIBITS


Exhibit
Number             Description                                                               Page
------             -----------                                                              ----
  5.1              Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation     II-6
  23.1             Consent of Ernst & Young LLP, Independent Auditors                        II-7
  23.2             Consent of Independent Accountants                                        II-8
  23.3             Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)